Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One SE Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Reports Second Quarter Results; Opens 2,000th Store
Ankeny, IA, December 11, 2017 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.28 for the second quarter of fiscal 2018 ended October 31, 2017, compared to $1.44 per share for the same quarter a year ago. "The Company surpassed the 2,000 store milestone and now has 200 new-store sites either under agreement or under construction at the end of the quarter, including its first store in the state of Michigan," said Terry Handley, President and Chief Executive Officer. "In addition, we recently began the consultation phase of our digital engagement and price optimization projects. We continue to make investments to enhance ongoing operations and support our long-term vision to create shareholder value."
Fuel - The Company's fiscal 2018 guidance was to increase same-store gallons sold 1.0% to 2.0% with an average margin of 18.0 to 20.0 cents per gallon. For the quarter, same-store gallons sold were up 1.9% with an average margin of 19.7 cents per gallon. "The Company is an industry leader in same-store gallons sold, and continues to gain market share in this category," said Handley. "Further, our fuel pricing strategy positioned us to take advantage of market volatility throughout the quarter to realize a fuel margin near the top end of our guidance." The Company sold 17.3 million renewable fuel credits for $14.5 million during the second quarter. Total gallons sold for the quarter were up 5.7% to 561.7 million gallons while gross profit dollars increased 11.7% to $110.7 million. Year to date, same-store gallons sold were up 1.8% with an average margin of 19.5 cents per gallon.
Grocery and Other Merchandise - The Company's fiscal 2018 guidance was to increase same-store sales 2.0% to 4.0% with an average margin of 31.0% to 32.0%. For the quarter, same-store sales were up 2.5% with an average margin of 32.0%. "Both the quarter and year-to-date same-store sales and average margin was within our annual performance guidance," stated Handley. "We continue to gain market share in this category." For the first quarter, total grocery and other merchandise revenue increased 5.0% to $572.2 million, and gross profit dollars were up 4.9% to $183.1 million. Year to date, same-store sales were up 2.8% with an average margin of 31.9%. Total revenue for the first six months was up 5.3% to $1.2 billion while total gross profit dollars increased 5.6% to $373.5 million.
Prepared Food and Fountain - The fiscal 2018 guidance was to increase same-store sales 4.0% to 6.0% with an average margin of 61.5% to 62.5%. Same-store sales for the quarter were up 2.1% with an average margin of 61.3%. "Softer traffic in the back half of the quarter affected overall results in the category," said Handley. Total prepared food and fountain revenue increased 5.5% to $262.0 million in the second quarter while gross profit dollars grew 2.7% to $160.5 million. Year to date, total prepared food and fountain revenue was up 6.5% to $523.8 million, and total gross profit dollars were up 4.8% to $324.2 million. For the first six months, same-store sales were up 2.9% with an average margin of 61.9%.
Operating Expenses - Casey's fiscal 2018 guidance was a 9.0% to 11.0% increase in total operating expenses. For the second quarter, total operating expenses increased 9.4% to $322.9 million. Year to date, total operating expenses increased 9.7% to $644.2 million. Both quarter-to-date and year-to-date increases were driven by increases in employee-related costs from operating more stores and implementing growth programs in more stores compared to the same time periods last year. In addition, credit card fees and fuel expenses combined were up $4.1 million for the quarter, primarily due to higher fuel prices. Store level operating expenses for open stores not impacted by recent growth programs were up 3.7% for the quarter. "We're encouraged by the numerous steps we've taken to further control overall cost increases and will continue to look for additional ways to drive efficiencies in this area going forward," added Handley.
Expansion - The Company's fiscal 2018 guidance was to build or acquire 90 to 120 stores, replace 30 existing locations, and complete 75 major remodels. At the end of the second quarter, the Company had built and opened 12 new stores, acquired 14 stores, completed 14 replacements, and remodeled 28 stores. In addition, there were 66 new stores, 18 replacement stores, and 14 major remodel stores under construction. Finally, the Company had 134 sites under agreement for new store construction and 16 acquisition stores under agreement to purchase. "The acquisition pipeline continues to expand, which further complements the accelerated growth in our new store construction activity," said Handley. "The Company is positioned well to take advantage of a consolidating market and drive unit growth at faster levels than we have in the past."
Share Repurchase Program - During the second quarter of fiscal 2018, the Company repurchased 510,193 shares of its common stock under its open market share repurchase program for approximately $55.3 million, or an average price of $108.41 per share. As of October 31, 2017, the Company had a total remaining authorized amount for share repurchases of $117.4 million.
Dividend - At its December meeting, the Board of Directors declared a quarterly dividend of $0.26 per share. The dividend is payable February 15, 2018 to shareholders of record on February 1, 2018.
Fiscal 2018 Guidance - Based on the softer traffic experienced in the second quarter, the Company is revising its prepared food and fountain same-store sales guidance to 2.0% to 4.0% from 4.0% to 6.0%. There were no other changes to the fiscal 2018 guidance.  Below is a summary of the previous and current fiscal 2018 guidance:

	Same-store Sales		Average Margin
	Previous	Current	Previous	Current
Fuel (Gallons and CPG)	1.0 - 2.0%	1.0 - 2.0%	18.0 - 20.0	18.0 - 20.0
Grocery and Other Merchandise	2.0 - 4.0%	2.0 - 4.0%	31.0 - 32.0%	31.0 - 32.0%
Prepared Food and Fountain	4.0 - 6.0%	2.0 - 4.0%	61.5 - 62.5%	61.5 - 62.5%
	Previous	Current
Operating Expenses	9.0 - 11.0%	9.0 - 11.0%
Depreciation and Amortization	13.0 - 15.0%	13.0 - 15.0%
Build or Acquire	90 - 120 stores	90 - 120 stores
Replacements	30 stores	30 stores
Major Remodels	75 stores	75 stores
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2017	2016	2017	2016
Total revenue	$2,153,745	$1,920,055	$4,247,484	$3,890,134
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,686,088	1,476,537	3,303,130	2,996,821
Operating expenses	322,949	295,289	644,196	587,417
Depreciation and amortization	54,157	48,675	106,526	94,530
Interest, net	12,976	10,075	24,351	20,615
Income before income taxes	77,575	89,479	169,281	190,751
Federal and state income taxes	28,657	32,299	63,605	66,179
Net income	$48,918	$57,180	$105,676	$124,572
Net income per common share
Basic	$1.29	$1.46	$2.77	$3.18
Diluted	$1.28	$1.44	$2.75	$3.14
Basic weighted average shares	37,804,649	39,189,804	38,108,105	39,177,746
Plus effect of stock compensation	378,950	472,735	379,802	472,713
Diluted weighted average shares	38,183,599	39,662,539	38,487,907	39,650,459

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2017	April 30, 2017
Assets
Current assets
Cash and cash equivalents	$285,185	$76,717
Receivables	42,498	43,244
Inventories	241,681	201,644
Prepaid expenses	6,767	9,179
Income tax receivable	97	19,901
Total current assets	576,228	350,685
Other assets, net of amortization	24,466	23,453
Goodwill	137,319	132,806
Property and equipment, net of accumulated depreciation of $1,542,953 at October 31, 2017 and $1,496,472 at April 30, 2017	2,682,169	2,513,158
Total assets	$3,420,182	$3,020,102
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$900
Current maturities of long-term debt	15,434	15,421
Accounts payable	307,110	293,903
Accrued expenses	145,085	136,322
Total current liabilities	467,629	446,546
Long-term debt, net of current maturities	1,299,626	907,356
Deferred income taxes	461,667	440,124
Deferred compensation	16,102	15,784
Other long-term liabilities	20,826	19,672
Total liabilities	2,265,850	1,829,482
Total shareholders’ equity	1,154,332	1,190,620
Total liabilities and shareholders’ equity	$3,420,182	$3,020,102
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary by Category (Amounts in thousands)
Three months ended 10/31/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,306,246	$572,151	$261,998	$13,350	$2,153,745
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$110,686	$183,133	$160,510	$13,328	$467,657
	8.5%	32.0%	61.3%	99.8%	21.7%
Fuel gallons	561,692
Three months ended 10/31/2016
Revenue	$1,113,351	$544,799	$248,345	$13,560	$1,920,055
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$99,060	$174,590	$156,329	$13,539	$443,518
	8.9%	32.0%	62.9%	99.8%	23.1%
Fuel gallons	531,216

Summary by Category (Amounts in thousands)
Six months ended 10/31/2017	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$2,527,231	$1,169,565	$523,838	$26,850	$4,247,484
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$219,898	$373,497	$324,155	$26,804	$944,354
	8.7%	31.9%	61.9%	99.8%	22.2%
Fuel gallons	1,126,739
Six months ended 10/31/2016
Revenue	$2,260,395	$1,110,973	$492,001	$26,765	$3,890,134
Revenue less cost of goods sold (exclusive of depreciation and amortization)	$203,489	$353,717	$309,381	$26,726	$893,313
	9.0%	31.8%	62.9%	99.9%	23.0%
Fuel gallons	1,067,180

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2018	1.7%	1.9%				F2018	19.3	¢	19.7	¢
F2017	3.1	3.7	2.6%	(0.5)%	2.1%	F2017	19.5		18.6		17.9	¢	17.2	¢	18.4	¢
F2016	3.4	3.3	1.6	4.6	3.0	F2016	17.5		24.7		18.1		17.8		19.6

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.1%	2.5%				F2018	31.9%	32.0%
F2017	4.7	3.1	3.0%	1.5%	2.9%	F2017	31.6	32.0	31.1%	31.1%	31.5%
F2016	7.7	6.6	7.7	9.7	7.8	F2016	32.6	31.5	31.2	32.1	31.9

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2018	3.7%	2.1%				F2018	62.5%	61.3%
F2017	5.1	5.1	5.8%	3.2%	4.8%	F2017	62.8	62.9	61.7%	61.7%	62.3%
F2016	10.3	9.4	6.0	8.2	8.4	F2016	62.5	63.4	62.0	61.9	62.5

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 12, 2017. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Press and Documents section of our Web site and will be available in an archived format.